Exhibit 4.45
Description of the Registrant’s Securities
Registered Pursuant to Section 12 of the
Securities Exchange Act of 1934

Cheniere Energy Partners, L.P. (the “Partnership”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: common units representing limited partner interests in the Partnership (“common units”).

The following contains a description of the common units, as well as certain related additional information. This description is a summary only and does not purport to be complete. You should read the complete text of the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership (as may be amended from time to time, the “partnership agreement”), which is filed as an exhibit to this Annual Report on Form 10-K and is incorporated herein by reference.

DESCRIPTION OF THE COMMON UNITS

The holders of common units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under the partnership agreement. Please read “Cash Distributions” and “The Partnership Agreement” below.

Listing

The Partnership’s outstanding common units are listed on the NYSE American under the symbol “CQP.”

Transfer Agent and Registrar

Duties

Computershare Trust Company, N.A. serves as registrar and transfer agent for the common units. The Partnership pays all fees charged by the transfer agent for transfers of common units, except the following that must be paid by unitholders:

•surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;
•special charges for services requested by a holder of a common unit; and
•other similar fees or charges.

There is no charge to unitholders for disbursements of the Partnership’s cash distributions. The Partnership will indemnify the transfer agent against all claims and losses that may arise out of all actions of the transfer agent or its agents or subcontractors for their activities in that capacity, except for any liability due to any gross negligence or willful misconduct of the transfer agent or its agents or subcontractors.

Resignation or Removal

The transfer agent may resign, by notice to the Partnership, or be removed by the Partnership. The resignation or removal of the transfer agent will become effective upon the Partnership’s appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, the Partnership’s general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

No transfers of a common unit will be recorded by the transfer agent or recognized by the Partnership unless the transferee executes and delivers a properly completed transfer application. By executing and delivering a transfer application, the transferee of common units:

•becomes the record holder of common units and is an assignee until admitted into the Partnership as a substituted limited partner;
•requests admission as a substituted limited partner in the partnership;
•executes and agrees to comply with and be bound by the terms and conditions of the partnership agreement;
•represents that the transferee has the right, power and authority and, if an individual, the capacity to enter into the partnership agreement;
•grants powers of attorney to the officers of the Partnership’s general partner and any liquidator of the Partnership as specified in the partnership agreement; and
•makes the waivers and gives the consents and approvals contained in the partnership agreement.

An assignee will become a substituted limited partner of the Partnership for the transferred common units automatically upon the recording of the transfer on the Partnership’s books and records. The Partnership’s general partner will cause any unrecorded transfers for which a properly completed and duly executed transfer application has been received to be recorded on the Partnership’s books and records no less frequently than quarterly.

A transferee’s broker, agent or nominee may, but is not obligated to, complete, execute and deliver a transfer application. The Partnership is entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in the Partnership for the transferred common units. A purchaser or transferee of common units who does not execute and deliver a properly completed transfer application obtains only:

•the right to negotiate the common units to a purchaser or other transferee; and
•the right to transfer the right to request admission as a substituted limited partner in the Partnership for the transferred common units.

Thus, a purchaser or transferee of common units who does not execute and deliver a properly completed transfer application:

•will not receive cash distributions;
•will not be allocated any of the Partnership’s income, gain, deduction, losses or credits for federal income tax or other tax purposes;
•may not receive some federal income tax information or reports furnished to record holders of common units; and
•will have no voting rights;

unless the common units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application and certification as to itself and any beneficial holders.

The transferor of common units has a duty to provide the transferee with all information that may be necessary to transfer the common units. The transferor does not have a duty to ensure the execution of the transfer application by the transferee and has no liability or responsibility if the transferee neglects or chooses not to execute and deliver a properly completed transfer application to the transfer agent. Please read “The Partnership Agreement—Status as Limited Partner or Assignee” below.

Until a common unit has been transferred on the Partnership’s books, the Partnership and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Cash Distributions

Distributions of Available Cash

General

The partnership agreement requires that, within 45 days after the end of each quarter, the Partnership distribute all of the Partnership’s available cash to unitholders of record on the applicable record date. In this section, references to “unitholders” refer to the Partnership’s common unitholders.

Definition of Available Cash

Available cash is defined in the partnership agreement, and it generally means, for each fiscal quarter, the sum of all cash and cash equivalents on hand at the end of the quarter:

•less the amount of cash reserves established by the Partnership’s general partner to:
•provide for the proper conduct of the Partnership’s business;
•comply with applicable law, any of the Partnership’s debt instruments, or other agreements; and
•provide funds for distributions to the unitholders and to the Partnership’s general partner for any one or more of the next four quarters;
•plus all additional cash and cash equivalents on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to partners and with the intent of the borrower to repay such borrowings within 12 months.

Initial Quarterly Distribution

The Partnership will distribute to the holders of common units on a quarterly basis at least the initial quarterly distribution rate of $0.425 per unit, or $1.70 per year, to the extent that the Partnership has sufficient cash from the Partnership’s operations after establishment of cash reserves and payment of fees and expenses, including payments to the Partnership’s general partner. However, there is no guarantee that the Partnership will pay the quarterly distribution on the units at the initial quarterly distribution rate in any quarter. Even if the Partnership’s cash distribution policy is not modified or revoked, the amount of distributions paid under the Partnership’s policy and the decision to make any distribution is determined by the Partnership’s general partner, taking into consideration the terms of the partnership agreement.

General Partner Interest and Incentive Distribution Rights

The Partnership’s general partner is currently entitled to 2% of all quarterly distributions that the Partnership makes prior to the Partnership’s liquidation. The Partnership’s general partner has the right, but not the obligation, to contribute a proportionate amount of capital to the Partnership to maintain its current general partner interest. The general partner’s 2% interest in these distributions may be reduced if the Partnership issues additional units in the future and the Partnership’s general partner does not contribute a proportionate amount of capital to the Partnership to maintain its 2% general partner interest.

The Partnership’s general partner also currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 50%, of the cash that the Partnership distributes from operating surplus (as defined below) in excess of $0.489 per unit per quarter. Please see “—Incentive Distribution Rights” for additional information.

Operating Surplus and Capital Surplus

Overview

All cash distributed to unitholders will be characterized as either “operating surplus” or “capital surplus.” The Partnership treats distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

Definition of Operating Surplus

Operating surplus is defined in the partnership agreement, and for any period it generally means:
•$30 million (as described below); plus
•all of the Partnership’s cash receipts, excluding cash from:
•borrowings that are not working capital borrowings,
•sales of equity securities and debt securities,
•sales or other dispositions of assets outside the ordinary course of business,
•the termination of commodity hedge contracts or interest rate swap agreements prior to the termination date specified therein,
•capital contributions received, and
•corporate reorganizations or restructurings; plus
•working capital borrowings made after the end of a quarter but on or before the date of determination of operating surplus for the quarter; plus
•cash distributions paid on equity issued in connection with the construction or development of a capital improvement or replacement asset during the period beginning on the date that the Partnership enters into a binding commitment to commence the construction or development of such capital improvement or replacement asset and ending on the earlier to occur of the date the capital improvement or replacement asset is placed into service and the date that it is abandoned or disposed of; less
•all of the Partnership’s operating expenditures (as defined below); less
•the amount of cash reserves established by the Partnership’s general partner to provide funds for future operating expenditures; less
•all working capital borrowings not repaid within twelve months after having been incurred or repaid within such twelve-month period with the proceeds of additional working capital borrowings.

If a working capital borrowing, which increases operating surplus, is not repaid during the twelve-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital is in fact repaid, it will not be treated as a reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

Operating expenditures is defined in the partnership agreement, and it generally means all of the Partnership’s expenditures, including, but not limited to, taxes, payments to the Partnership’s general partner, reimbursements of expenses incurred by the Partnership’s general partner on the Partnership’s behalf, non-pro rata repurchases of units, repayment of working capital borrowings, debt service payments, interest payments, payments made in the ordinary course of business under commodity hedge contracts and maintenance capital expenditures, provided that operating expenditures will not include, among others, the following:

•repayment of working capital borrowings deducted from operating surplus pursuant to the last bullet point of the definition of operating surplus above when such repayment actually occurs;
•payments (including prepayments) of principal of and premium on indebtedness other than working capital borrowings;
•expansion capital expenditures;
•investment capital expenditures;
•payment of transaction expenses (including taxes) relating to interim capital transactions;
•distributions to the Partnership’s partners;
•non-pro rata repurchases of units of any class made with the proceeds of an interim capital transaction (as defined below); and
•cash expenditures made to acquire, own, operate or maintain the operating capacity of Cheniere Creole Trail Pipeline, L.P. prior to August 1, 2017.

Capital Expenditures

Maintenance capital expenditures are those capital expenditures required to maintain, including over the long-term, the Partnership’s operating capacity or asset base. Maintenance capital expenditures include interest (and related fees) on debt incurred and distributions on equity issued to finance the construction or development of a replacement asset during the period from the date the Partnership enters into a binding obligation to commence constructing or developing a replacement asset until the earlier to occur of the date any such replacement asset is placed into service and the date that it is abandoned or disposed.

Expansion capital expenditures are those capital expenditures that the Partnership expects will increase the Partnership’s operating capacity or asset base. Expansion capital expenditures include interest (and related fees) on debt incurred and distributions on equity issued to finance the construction or development of a capital improvement during the period from the date the Partnership enters into a binding commitment to commence construction or development of a capital improvement until the earlier to occur of the date any such capital improvement is placed into service and the date that it is abandoned or disposed.

Investment capital expenditures are those capital expenditures that are neither maintenance capital expenditures nor expansion capital expenditures. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes, but which is not expected to expand the Partnership’s asset base for more than the short-term.

Neither investment capital expenditures nor expansion capital expenditures are subtracted from operating surplus. Because maintenance capital expenditures and expansion capital expenditures include interest payments (and related fees) on debt incurred and distributions on equity issued to finance the construction or development of a capital improvement or replacement asset during the period from such financing until the earlier to occur of the date any such capital improvement or replacement asset is placed into service or the date that it is abandoned or disposed, such interest payments and equity distributions are also not subtracted from operating surplus (except, in the case of maintenance capital expenditures, to the extent such interest payments and distributions are included in maintenance capital expenditures).

Capital expenditures that are made in part for maintenance capital purposes and in part for investment capital or expansion capital purposes will be allocated as maintenance capital expenditures, investment capital expenditures or expansion capital expenditures by the Partnership’s general partner, based upon its good faith determination, subject to concurrence by the Partnership’s general partner’s conflicts committee.

Definition of Capital Surplus

Capital surplus is defined in the partnership agreement and is described in “—Characterization of Cash Distributions” below, and it will generally be generated only by the following, which the Partnership calls “interim capital transactions:”

•borrowings other than working capital borrowings;
•sales of debt and equity securities;
•sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of normal retirements or replacements of assets;
•the termination of commodity hedge contracts or interest rate swap agreements prior to the termination date specified therein;
•capital contributions received; and
•corporate reorganizations or restructurings.

Characterization of Cash Distributions

The partnership agreement requires that the Partnership treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the Partnership began operations equals the operating surplus as of the most recent date of determination of available cash. The Partnership will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As reflected above, operating surplus includes a $30 million “basket.” This amount does not reflect actual cash on hand that is available for distribution to the unitholders. It is instead a provision that enables the Partnership, if the Partnership chooses, to distribute as operating surplus up to $30 million of cash that the Partnership may receive from interim capital transactions that would otherwise be distributed as capital surplus. The Partnership does not anticipate that the Partnership will make any distributions from capital surplus.

Definition of Adjusted Operating Surplus

Adjusted operating surplus is defined in the partnership agreement, and for any period, it generally means:

•operating surplus generated with respect to that period; less
•any net increase in working capital borrowings with respect to that period; less
•any net reduction in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus
•any net decrease in working capital borrowings with respect to that period; plus
•any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes the $30 million operating surplus “basket,” net increases in working capital borrowings, net drawdowns of reserves of cash generated in prior periods.

Definition of Contracted Adjusted Operating Surplus

Contracted adjusted operating surplus is defined in the partnership agreement and it generally means:
•adjusted operating surplus derived solely from liquefied natural gas sale and purchase agreements (“SPAs”) and terminal use agreements, in each case, with a minimum term of three years with counterparties who are not affiliates of Cheniere Energy, Inc. (“Cheniere”); and

•excludes revenues and expenses attributable to the portion of payments made under the SPAs related to the final settlement price for the New York Mercantile Exchange’s Henry Hub natural gas futures contract for the month in which the relevant cargo’s delivery window is scheduled.

Distributions of Available Cash from Operating Surplus

The Partnership will make distributions of available cash from operating surplus for any quarter in the following manner:

•First, 98% to all unitholders, pro rata, and 2% to the Partnership’s general partner, until the Partnership distributes for each outstanding unit an amount equal to the initial quarterly distribution for that quarter; and
•Thereafter, in the manner described in “—Incentive Distribution Rights” below.

The preceding discussion is based on the assumptions that the Partnership’s general partner maintains its 2% general partner interest and that the Partnership does not issue additional classes of equity securities.

Incentive Distribution Rights

Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus in excess of the initial quarterly distribution. The Partnership’s general partner currently holds the incentive distribution rights but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement.

If for any quarter, the Partnership has distributed available cash from operating surplus to the unitholders in an amount equal to the initial quarterly distribution, then the Partnership will distribute any additional available cash from operating surplus for that quarter among the unitholders and the Partnership’s general partner in the following manner:

•First, 98% to all unitholders, pro rata, and 2% to the Partnership’s general partner, until each unitholder receives a total of $0.489 per unit for that quarter (the “first target distribution”);
•Second, 85% to all unitholders, pro rata, and 15% to the Partnership’s general partner, until each unitholder receives a total of $0.531 per unit for that quarter (the “second target distribution”);
•Third, 75% to all unitholders, pro rata, and 25% to the Partnership’s general partner, until each unitholder receives a total of $0.638 per unit for that quarter (the “third target distribution”); and
•Thereafter, 50% to all unitholders, pro rata, and 50% to the Partnership’s general partner.

Notwithstanding the foregoing, if the Partnership distributes available cash from operating surplus as a result of the refinancing of the Partnership’s indebtedness for borrowed money, then the holder of the incentive distribution rights will not be entitled to any such distributions with respect thereto.

Percentage Allocations of Available Cash from Operating Surplus

The following table illustrates the percentage allocations of the additional available cash from operating surplus between the unitholders and the Partnership’s general partner up to the various target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of the Partnership’s general partner and the unitholders in any available cash from operating surplus that the Partnership distributes up to and including the corresponding amount in the column “Total Quarterly Distribution,” until available cash from operating surplus that the Partnership distributes reaches the next target distribution level, if any. The percentage interests shown for the unitholders and the Partnership’s general partner for the initial quarterly distribution are also applicable to quarterly distribution amounts that are less than the initial quarterly distribution. The percentage interests set forth below for the Partnership’s general partner include its 2% general partner interest and assume that the Partnership’s general partner maintains its 2% general partner interest and has not transferred its incentive distribution rights.

	Total Quarterly Distribution	Marginal Percentage Interest in Distributions
	Target Amount	Common Unitholders	General Partner
Initial quarterly distribution	$0.425	98%	2%
First Target Distribution	above $0.425 up to $0.489	98%	2%
Second Target Distribution	above $0.489 up to $0.531	85%	15%
Third Target Distribution	above $0.531 up to $0.638	75%	25%
Thereafter	above $0.638	50%	50%

Distributions from Capital Surplus

How Distributions from Capital Surplus Will Be Made

The Partnership will make distributions of available cash from capital surplus, if any, in the following manner:

•First, 98% to all unitholders, pro rata, and 2% to the Partnership’s general partner, until the Partnership distributes for each common unit that was issued in the Partnership’s initial public offering an amount of available cash from capital surplus equal to the initial public offering price; and
•Thereafter, the Partnership will make all distributions of available cash from capital surplus as if they were from operating surplus.

The preceding discussion is based on the assumptions that the Partnership’s general partner maintains its 2% general partner interest and that the Partnership does not issue additional classes of equity securities.

Effect of a Distribution from Capital Surplus

The partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from the Partnership’s initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the initial quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the initial quarterly distribution, after any of these distributions are made, it may be easier for the Partnership’s general partner to receive incentive distributions. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the initial quarterly distribution.

Once the Partnership distributes capital surplus on a unit in an amount equal to the initial unit price, the Partnership will reduce the initial quarterly distribution and the target distribution levels to zero. The Partnership will then make all future distributions from operating surplus, with 50% being paid to the unitholders, pro rata, and 50% to the Partnership’s general partner. The percentage interests shown for the Partnership’s general partner include its 2% general partner interest and assume that the Partnership’s general partner maintains its 2% general partner interest and has not transferred its incentive distribution rights.

Adjustment to the Initial Quarterly Distribution and Target Distribution Levels

In addition to adjusting the initial quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if the Partnership combines the Partnership’s units into fewer units or subdivides the Partnership’s units into a greater number of units, the Partnership will proportionately adjust:

•the initial quarterly distribution;
•the target distribution levels; and
•the unrecovered initial unit price.
•
For example, if a two-for-one split of the common units should occur, the initial quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level. The Partnership will not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted by a court of competent jurisdiction so that the Partnership becomes taxable as a corporation or otherwise subjecting the Partnership to a material amount of entity level taxation for federal, state or local income tax purposes, the Partnership’s general partner may reduce the initial quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter (after deducting the Partnership’s general partner’s estimate of the Partnership’s aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation) and the denominator of which is the sum of available cash for that quarter plus the Partnership’s general partner’s estimate of the Partnership’s aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

General

If the Partnership dissolves in accordance with the partnership agreement, the Partnership will sell or otherwise dispose of the Partnership’s assets in a process called liquidation. The Partnership will first apply the proceeds of liquidation to the payment of the Partnership’s creditors. The Partnership will distribute any remaining proceeds to the unitholders and the Partnership’s general partner in accordance with their capital account balances, as adjusted below to reflect any income, gain, loss and deduction for the current period and gain or loss upon the sale or other disposition of the Partnership’s assets in liquidation.

Manner of Adjustments for Gain

The manner of the adjustment for gain is set forth in the partnership agreement. Upon the Partnership’s liquidation, the Partnership will then allocate any remaining gain to the partners in the following manner:

•First, to the general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•Second, 98% to the common unitholders, pro rata, and 2% to the Partnership’s general partner, until the capital account for each common unit is equal to the sum of:
(1)the unrecovered initial unit price; and
(2)the amount of the initial quarterly distribution for the quarter during which the Partnership’s liquidation occurs;
•Third, 98% to all unitholders, pro rata, and 2% to the Partnership’s general partner, until the Partnership allocates under this paragraph an amount per unit equal to:
(1)the sum of the excess of the first target distribution per unit over the initial quarterly distribution per unit for each quarter of the Partnership’s existence; less
(2)the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the initial quarterly distribution per unit that the Partnership distributed 98% to the unitholders, pro rata, and 2% to the Partnership’s general partner, for each quarter of the Partnership’s existence;
•Fourth, 85% to all unitholders, pro rata, and 15% to the Partnership’s general partner, until the Partnership allocates under this paragraph an amount per unit equal to:
(1)the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of the Partnership’s existence; less
(2)the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that the Partnership distributed 85% to the unitholders, pro rata, and 15% to the Partnership’s general partner for each quarter of the Partnership’s existence;
•Fifth, 75% to all unitholders, pro rata, and 25% to the Partnership’s general partner, until the Partnership allocates under this paragraph an amount per unit equal to:
(1)the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of the Partnership’s existence; less
(2)the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that the Partnership distributed 75% to the unitholders, pro rata, and 25% to the Partnership’s general partner for each quarter of the Partnership’s existence; and
•Thereafter, 50% to all unitholders, pro rata, and 50% to the Partnership’s general partner.

If the allocations described above would result in the common unitholders not being entitled to receive, in the aggregate, an amount equal to 3% of the Partnership’s assets available for distribution to the Partnership’s partners upon any dissolution and winding up of the Partnership (the “common minimum allocation”), items of income, gain, loss and deduction will be reallocated to cause the capital accounts of the common unitholders to equal, in the aggregate, the common minimum allocation. The percentages set forth above are based on the assumptions that the Partnership’s general partner maintains its 2% general partner interest and has not transferred its incentive distribution rights and that the Partnership does not issue additional classes of equity securities.

Manner of Adjustments for Losses

Upon the Partnership’s liquidation, the Partnership will generally allocate any loss to the Partnership’s general partner and the unitholders in the following manner:

•First, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to the Partnership’s general partner, until the capital accounts of the common unitholders have been reduced to zero; and
•Thereafter, 100% to the Partnership’s general partner.

The 2% interest set forth in the first bullet point above for the Partnership’s general partner is based on the assumptions that the Partnership’s general partner maintains its 2% general partner interest and that the Partnership does not issue additional classes of equity securities.

Adjustments to Capital Accounts

The Partnership will make adjustments to capital accounts upon the issuance of additional units. In the event of an issuance of additional units, the Partnership will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and the Partnership’s general partner in the same manner as the Partnership allocates gain or loss upon liquidation. In the event that the Partnership makes positive adjustments to the capital accounts upon the issuance of additional units, the Partnership will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon the Partnership’s liquidation in a manner which results, to the extent possible, in the Partnership’s general partner’s capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of the partnership agreement.

Organization and Duration

The Partnership was organized on November 21, 2006 and has a perpetual existence.

Purpose

The purpose of the Partnership under the partnership agreement is to engage in, directly or indirectly, any business activity that is approved by the Partnership’s general partner and in any event that lawfully may be conducted by a limited partnership organized under Delaware law; provided, that the Partnership’s general partner may not cause the Partnership to engage, directly or indirectly, in any business activity that the Partnership’s general partner determines would cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. Any decision by the Partnership’s general partner to cause the Partnership or its subsidiaries to engage in activities will, to the fullest extent permitted by law, be free from any fiduciary or other duty or obligation whatsoever to the Partnership or the limited partners, including any duty to act in good faith or in the best interests of the Partnership and the Partnership’s limited partners. In general, the Partnership’s general partner is authorized to perform all acts it determines to be necessary or appropriate to carry out the Partnership’s purposes and to conduct the Partnership’s business.

Power of Attorney

Each limited partner and each person who acquires a common unit from a unitholder and executes and delivers a transfer application grants to the Partnership’s general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for the Partnership’s qualification, continuance or dissolution. The power of attorney also grants the Partnership’s general partner the authority under certain circumstances to amend, and to make consents and waivers under, the partnership agreement.

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Voting Rights

The approval of specified matters requires the limited partner vote specified below. Various matters require the approval of a “unit majority,” which means the approval of a majority of the outstanding common units.

In voting their common units, the Partnership’s general partner and its affiliates will have no fiduciary duty or obligation whatsoever to the Partnership or the limited partners, including any duty to act in good faith or in the best interests of the Partnership and the Partnership’s limited partners.

The following is a summary of the vote requirements specified for certain matters under the partnership agreement:

Amendment of the partnership agreement	Certain amendments may be made by the general partner without the approval of the limited partners. Other amendments generally require the approval of a unit majority. Please read “—Amendment of the Partnership Agreement.”
Merger or conversion of the Partnership or the sale of all or substantially all of the Partnership’s assets	Unit majority in certain circumstances. Please read “—Merger, Conversion, Sale or Other Disposition of Assets.”
Dissolution of the Partnership	Unit majority. Please read “—Termination and Dissolution.”
Continuation of the Partnership upon dissolution	Unit majority. Please read “—Termination and Dissolution.”
Withdrawal of the Partnership’s general partner	The Partnership’s general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice. Please read “—Withdrawal or Removal of The Partnership’s General Partner.”
Removal of the Partnership’s general partner
Not less than 66 2⁄3% of the outstanding common units, including common units held by the Partnership’s general partner and its affiliates. Please read “—Withdrawal or Removal of the Partnership’s General Partner.”

Transfer of the Partnership’s general partner interest	The Partnership’s general partner may transfer all, but not less than all, of its general partner interest in the Partnership, without a vote of the Partnership’s limited partners, to an affiliate or to another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. Please read “—Transfer of General Partner Interest.”
Transfer of incentive distribution rights	The holder of the incentive distribution rights may transfer the incentive distribution rights to a third party without the approval of any unitholder. Please read “—Transfer of Incentive Distribution Rights.”
Transfer of ownership interests in the Partnership’s general partner	No approval required at any time. Please read “—Transfer of Ownership Interests in the Partnership’s General Partner.”

Limited Liability

Assuming that a limited partner does not participate in the control of the Partnership’s business within the meaning of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) and that it otherwise acts in conformity with the provisions of the partnership agreement, its liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital that it is obligated to contribute to the Partnership for its limited partner interests plus its share of any undistributed profits and assets. If it were determined, however, that the right of, or exercise of the right by, the limited partners as a group:

•to remove or replace the Partnership’s general partner,
•to approve some amendments to the partnership agreement, or
•to take other action under the partnership agreement

constituted “participation in the control” of the Partnership’s business for the purposes of the Delaware Act, then the limited partners could be held personally liable for the Partnership’s obligations under the laws of Delaware to the same extent as the Partnership’s general partner. This liability would extend to persons who transact business with the Partnership who reasonably believe that the limited partner is a general partner. Neither the partnership agreement nor the Delaware Act specifically provides for legal recourse against the Partnership’s general partner if a limited partner were to lose limited liability through any fault of the Partnership’s general partner. While this does not mean that a limited partner could not seek legal recourse, the Partnership knows of no precedent for such a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act will be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

The Partnership conducts business in multiple jurisdictions. Limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established in many jurisdictions. Maintenance of the Partnership’s limited liability may require compliance with legal requirements in the jurisdictions in which Cheniere Energy Investments, LLC conducts business, including qualifying its subsidiaries to do business there. If, by virtue of the Partnership’s membership interest in Cheniere Energy Investments, LLC or otherwise, it were determined that the Partnership were conducting business in any state without compliance with the applicable limited partnership statute, or that the right of, or exercise of the right, by the limited partners as a group, to remove or replace the Partnership’s general partner, to approve some amendments to the partnership agreement, or to take other action under the partnership agreement constituted “participation in the control” of the Partnership’s business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for the Partnership’s obligations under the law of that jurisdiction to the same extent as the Partnership’s general partner under the circumstances. The Partnership will operate in a manner that the Partnership’s general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

The partnership agreement authorizes the Partnership to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions determined by the Partnership’s general partner.

It is possible that the Partnership will fund acquisitions and capital expenditures through the issuance of additional common units or other partnership securities. Holders of any additional common units that the Partnership issues will be entitled to share equally with the then-existing holders of common units in the Partnership’s distributions of available cash. In addition, the issuance of additional common units or other partnership securities may dilute the value of the interests of the then-existing holders of common units in the Partnership’s net assets.

In accordance with Delaware law and the provisions of the partnership agreement, the Partnership may also issue additional partnership securities that, as determined by the Partnership’s general partner, have special voting rights to which the common units are not entitled. In addition, the partnership agreement does not prohibit the issuance by the Partnership’s subsidiaries of equity securities, which may effectively rank senior to the common units.

Upon issuance of additional partnership securities, the Partnership’s general partner will have the right, but not the obligation, to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in the Partnership. The Partnership’s general partner’s 2% interest in the Partnership will thus be reduced if the Partnership issues additional partnership securities in the future and the Partnership’s general partner does not contribute a proportionate amount of capital to the Partnership to maintain its 2% general partner interest. In addition, the Partnership’s general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other partnership securities to the extent necessary to maintain its and its affiliates’ percentage interest in the Partnership, whenever, and on the same terms that, the Partnership issues those securities to persons other than the Partnership’s general partner and its affiliates. The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.

Amendment of the Partnership Agreement

General

Amendments to the partnership agreement may be proposed only by the Partnership’s general partner. However, the Partnership’s general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or the limited partners, including any duty to act in good faith or in the best interests of the Partnership or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, the Partnership’s general partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may:

(1)enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or
(2)enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by the Partnership to the Partnership’s general partner or any of its affiliates without the consent of the Partnership’s general partner, which may be given or withheld at its option.

The provision of the partnership agreement preventing the amendments having the effects described in clauses (1) and (2) above can be amended upon the approval of the holders of at least 90% of the outstanding limited partner units, voting together as a single class (including units owned by the Partnership’s general partner and its affiliates).

No Limited Partner Approval

The Partnership’s general partner may generally make amendments to the partnership agreement without the approval of any limited partner or assignee to reflect:

•a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent or the registered office of the Partnership;

•the admission, substitution, withdrawal or removal of partners in accordance with the partnership agreement;
•a change that the Partnership’s general partner determines to be necessary or appropriate for the Partnership to qualify or to continue the Partnership’s qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that the Partnership and its subsidiaries will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;
•an amendment that is necessary, in the opinion of counsel to the Partnership, to prevent the Partnership or the Partnership’s general partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974 whether or not substantially similar to plan asset regulations currently applied or proposed;
•an amendment that the Partnership’s general partner determines to be necessary or appropriate for the creation, authorization or issuance of additional partnership securities;
•any amendment expressly permitted in the partnership agreement to be made by the Partnership’s general partner acting alone;
•an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the partnership agreement;
•any amendment that the Partnership’s general partner determines to be necessary or appropriate to reflect and account for the Partnership’s formation of, or its investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by the partnership agreement;
•a change in the fiscal year or taxable year of the Partnership and related changes;
•mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger or conveyance other than those that it receives by way of the merger or conveyance; or
•any other amendments substantially similar to any of the matters described above.

In addition, the Partnership’s general partner may make amendments to the partnership agreement without the approval of any limited partner or assignee if the Partnership’s general partner determines that those amendments:

•do not adversely affect in any material respect the limited partners considered as a whole or any particular class of limited partners;
•are necessary or appropriate to satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;
a.are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;
•are necessary or appropriate for any action taken by the Partnership’s general partner relating to splits or combinations of units under the provisions of the partnership agreement; or
•are required to effect the intent of the provisions of the partnership agreement or are otherwise contemplated by the partnership agreement.

Opinion of Counsel and Limited Partner Approval

The Partnership’s general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in the Partnership being treated as an entity for federal income tax purposes in connection with any of the amendments described under “—No Limited Partner Approval.” No other amendments to the partnership agreement will become effective without the approval of holders of at least 90% of the outstanding limited partner units voting as a single class unless the Partnership first obtains an opinion of counsel to the effect that the amendment will not affect the limited liability under Delaware law of any of its limited partners.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Merger, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of the Partnership requires the prior consent of the Partnership’s general partner. However, the Partnership’s general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or the limited partners, including any duty to act in good faith or in the best interest of the Partnership or the limited partners.

In addition, the partnership agreement generally prohibits the Partnership’s general partner, without the prior approval of the holders of units representing a unit majority, from causing the Partnership to, among other things, sell, exchange or otherwise dispose of all or substantially all of the Partnership’s assets in a single transaction or a series of related transactions, including by way of merger, consolidation, other combination, or sale of ownership interests of its subsidiaries. The Partnership’s general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the Partnership’s assets without that approval. The Partnership’s general partner may also sell all or substantially all of the Partnership’s assets under a foreclosure or other realization upon those encumbrances without that approval.

The Partnership’s general partner may consummate any merger without the prior approval of the Partnership’s limited partners if the Partnership is the surviving entity in the transaction, the transaction would not result in a material amendment to the partnership agreement, each of the Partnership’s units will be an identical unit of the Partnership following the transaction, the units to be issued do not exceed 20% of the Partnership’s outstanding units immediately prior to the transaction and the Partnership’s general partner has received an opinion of counsel regarding certain limited liability and tax matters.

If the conditions specified in the partnership agreement are satisfied, the Partnership’s general partner may convert the Partnership or any of its subsidiaries into a new limited liability entity or merge the Partnership or any of its subsidiaries into, or convey all of the Partnership’s assets to, a newly formed entity if the Partnership’s general partner has received an opinion of counsel regarding certain limited liability and tax matters, the sole purpose of that conversion, merger or conveyance is to effect a mere change in the Partnership’s legal form into another limited liability entity and the governing instruments of the new entity provide the Partnership’s partners with the same rights and obligations contained in the partnership agreement. The limited partners are not entitled to dissenters’ rights of appraisal under the partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of the Partnership’s assets or any other transaction or event.

Termination and Dissolution

The Partnership will continue as a limited partnership until terminated under the partnership agreement. The Partnership will dissolve upon:

(1)the election of the Partnership’s general partner to dissolve the Partnership, if approved by the holders of units representing a unit majority;

(2)at any time there are no limited partners, unless the partnership is continued without dissolution in accordance with the Delaware Act;
(3)the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or
(4)the withdrawal or removal of the Partnership’s general partner or any other event that results in its ceasing to be the Partnership’s general partner other than by reason of a transfer of its general partner interest in accordance with the partnership agreement.

Upon a dissolution under clause (4), the holders of a unit majority may also elect, within 90 days thereafter if the Partnership’s general partner withdraws or is removed and otherwise within 180 days thereafter, to reconstitute the Partnership and continue the Partnership’s business on the same terms and conditions described in the partnership agreement by appointing as general partner an entity approved by the holders of units representing a unit majority, subject to the Partnership’s receipt of an opinion of counsel to the effect that:

•the action would not result in the loss of limited liability under Delaware law of any limited partner; and
•neither the Partnership nor any of its subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

Upon the Partnership’s dissolution, unless the Partnership is reconstituted and continued as a new limited partnership, the liquidator authorized to wind up the Partnership’s affairs will, acting with all of the powers of the Partnership’s general partner that are necessary or appropriate, liquidate the Partnership’s assets and apply the proceeds of the liquidation as described in “Cash Distributions—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable period of time or distribute assets to partners in kind if it determines that an immediate sale would be impractical or would cause undue loss to the Partnership’s partners.

Withdrawal or Removal of the Partnership’s General Partner

The Partnership’s general partner may withdraw as general partner, without first obtaining approval of any unitholder, by giving 90 days’ written notice, and such withdrawal will not constitute a violation of the partnership agreement. In addition, the partnership agreement permits the Partnership’s general partner in some instances to sell or otherwise transfer all of its general partner interest in the Partnership without the approval of the limited partners. As of the date of this Annual Report on Form 10-K, the Partnership’s general partner has not withdrawn. Please read “—Transfer of General Partner Interest” and “—Transfer of Incentive Distribution Rights.”

Upon withdrawal of the Partnership’s general partner under any circumstances, other than as a result of a transfer by the Partnership’s general partner of all or a part of its general partner interest in the Partnership, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, the Partnership will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a unit majority agree in writing to continue the Partnership’s business and to appoint a successor general partner. Please read “—Termination and Dissolution.”

The Partnership’s general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2⁄3% of the outstanding common units, including units held by the Partnership’s general partner and its affiliates. Any removal of the Partnership’s general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units, including units held by the Partnership’s general partner and its affiliates. The ownership of more than 33 1⁄3% of the outstanding common units by the Partnership’s general partner and its affiliates would give them the practical ability to prevent the Partnership’s general partner’s removal.

The partnership agreement also provides that if the Partnership’s general partner is removed as the Partnership’s general partner under circumstances where cause does not exist and no units held by the Partnership’s general partner and its affiliates are voted in favor of that removal, the Partnership’s general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of the interests at the time.

In the event of removal of the Partnership’s general partner under circumstances where cause exists, or withdrawal of the Partnership’s general partner where that withdrawal violates the partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where the Partnership’s general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for their fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value, or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner will become a limited partner and the departing general partner’s general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, the Partnership will be required to reimburse the departing general partner for all amounts due to it, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for the Partnership’s benefit.

Transfer of General Partner Interest

The Partnership’s general partner may transfer the general partner interest without the approval of any holder of any series or class of units. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of the Partnership’s general partner, agree to be bound by the provisions of the partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

The Partnership’s general partner and its affiliates may at any time transfer limited partner interests to one or more persons, without unitholder approval.

Transfer of Ownership Interests in the Partnership’s General Partner

At any time, the owners of the Partnership’s general partner may sell or transfer all or part of their ownership interests in the Partnership’s general partner to an affiliate or a third party without the approval of the unitholders.

Transfer of Incentive Distribution Rights

The Partnership’s general partner, its affiliates or a subsequent holder may transfer their incentive distribution rights without the prior approval of the unitholders as long as the transferee agrees to be bound by the partnership agreement.

Anti-Takeover Provisions

The partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Cheniere Energy Partners GP, LLC as the Partnership’s general partner or otherwise change management. If any person or group, other than the Partnership’s general partner and its affiliates, acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from the Partnership’s general partner or its affiliates and any transferees of that person or group approved by the Partnership’s general partner provided that the Partnership’s general partner has notified such transferees in writing that the loss of voting rights will not apply, or to any person or group who acquires the units with the prior approval of the board of directors of the Partnership’s general partner.

The partnership agreement provides that if the Partnership’s general partner is removed without cause and no units held by the Partnership’s general partner and its affiliates are voted in favor of that removal, the Partnership’s general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of the interests at the time.

The partnership agreement also contains specific provisions that are intended to discourage a person or group from attempting to take control of the Partnership without the approval of the Partnership’s general partner. Specifically, the partnership agreement provides that the Partnership has elected to have Section 203 of the Delaware General Corporation Law, or DGCL, apply to transactions in which an interested unitholder (as described below) seeks to enter into a business combination with the Partnership. Under this provision, such a holder will not be permitted to enter into a business combination with the Partnership for a period of three years following the time that the unitholder became an interested unitholder unless:

•prior to the time the unitholder becomes an interested unitholder, the Partnership’s general partner approved either the business combination or the transaction that resulted in the unitholder becoming an interested unitholder;
•upon consummation of the transaction that resulted in the unitholder’s becoming an interested unitholder, the interested unitholder owned at least 85% of the Partnership’s outstanding limited partner units at the time the transaction commenced, excluding for purposes of determining the number of limited partner units outstanding those limited partner units owned:
•by persons who are directors and also officers; and
•by employee unit plans in which employee participants do not have the right to determine confidentially whether units held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to such time the business combination is approved by the Partnership’s general partner and authorized at an annual or special meeting of holders of the Partnership’s limited partner units, and not by written consent, by the affirmative vote of the holders of at least 66 2⁄3% of the Partnership’s outstanding voting limited partner units that are not owned by the interested unitholder.

With respect to the Partnership, a “business combination” under Section 203 of the DGCL would generally include:

•any merger or consolidation involving the Partnership and the interested unitholder;
•any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the Partnership involving the interested unitholder;
•subject to certain exceptions, any transaction that results in the issuance or transfer by the Partnership of any limited partner units of the Partnership to the interested unitholder;
•any transaction involving the Partnership that has the effect of increasing the proportionate share of the units of any class or series of the Partnership beneficially owned by the interested unitholder; or
•the receipt by the interested unitholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the Partnership.

In general, by reference to Section 203, an “interested unitholder” is any person or entity, other than the Partnership’s general partner and its affiliates, that beneficially owns (or within three years did own) 15% or more of the outstanding limited partner units of the Partnership and any entity or person affiliated or associated with such entity or person.

The existence of this provision is expected to have an anti-takeover effect with respect to transactions not approved in advance by the Partnership’s general partner, thereby discouraging attempts that might result in a premium over the market price for units held by unitholders.

Limited Call Right

If at any time the Partnership’s general partner and its affiliates hold more than 80% of the total limited partner interest of any class then outstanding, the Partnership’s general partner will have the right, which it may assign in whole or in part to any of its affiliates or to the Partnership, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons.

The purchase price in the event of such an acquisition will be the greater of:

(1)the average of the daily closing prices of the Partnership securities of such class over the 20 trading days preceding the date three days before the date the notice is mailed; and
(2)the highest price paid by the Partnership’s general partner or any of its affiliates for any Partnership securities of the class purchased within the 90 days preceding the date on which the Partnership’s general partner first mails notice of its election to purchase those Partnership securities.

As a result of the Partnership’s general partner’s rights to purchase outstanding units, a holder of units may have his units purchased at an undesirable time or price. The federal income tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market.

Non-Eligible Citizen; Redemption

If the Partnership or any of the Partnership’s subsidiaries is or becomes subject to any federal, state or local law or regulation that the Partnership’s general partner determines would create a substantial risk of cancellation or forfeiture of any property in which the Partnership or any of the Partnership’s subsidiaries has an interest based on the nationality, citizenship or other related status of a unitholder, the Partnership’s general partner, acting on the Partnership’s behalf, may at any time require any unitholder to certify that the unitholder is an Eligible Citizen. For this purpose, an Eligible Citizen means a person or entity qualified to hold an interest in real property in jurisdictions in which the Partnership or any of the Partnership’s subsidiaries does business or proposes to do business from time to time, and whose status as a unitholder the Partnership’s general partner determines does not or would not subject the Partnership or any of the Partnership’s subsidiaries to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

If a unitholder fails to furnish a citizenship certification containing the required certification within 30 days after request or the Partnership’s general partner determines, with the advice of counsel, that a unitholder is not an Eligible Citizen the Partnership will have the right to redeem all but not less than all of the units held by such unitholder. Furthermore, the units will not be entitled to any allocations of income or loss, distributions or voting rights while held by such unitholder.

The purchase price in the event of such a redemption for each unit held by such unitholder will be equal to the current market price as calculated pursuant to the partnership agreement as of the date fixed for redemption.

The purchase price will be paid in cash or by delivery of a promissory note, as determined by the Partnership’s general partner. Any such promissory note will bear interest at the rate of 5% annually and be payable in three equal annual installments of principal and accrued interest, commencing one year after the redemption date.

Non-Taxpaying Assignees; Redemption

The partnership agreement provides that if the Partnership’s general partner, with the advice of counsel, determines that the Partnership’s status as a pass-through entity for federal, state or local income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of the Partnership’s limited partners, has, or will have, a material adverse effect on the Partnership’s economic interests, then the Partnership’s general partner may, in its sole discretion, adopt such amendments to the partnership agreement as it determines necessary or advisable to:

•obtain proof of the federal income tax status of the Partnership’s limited partners (and their owners, to the extent relevant); and
•permit the Partnership’s general partner to redeem the units held by any limited partner whose tax status has or is reasonably likely to have such a material adverse effect or who fails to comply with the procedures instituted by the Partnership’s general partner to obtain proof of the federal income tax status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of the Partnership’s limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by the Partnership’s general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted.

The Partnership’s general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting at which all the limited partners were present and voted. Meetings of the unitholders may be called by the Partnership’s general partner or by unitholders owning at least 20% of the outstanding limited partner units of the class for which a meeting is proposed (including the outstanding units of such class deemed owned by the general partner). Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in the Partnership, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Securities.” However, if at any time any person or group, other than the Partnership’s general partner and its affiliates, or a direct or subsequently approved transferee of the Partnership’s general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum, or for other similar purposes. Common units held in a nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report, or proxy material required or permitted to be given or made to record holders of common units under the partnership agreement will be delivered to the record holder by the Partnership or by the transfer agent.

Status as Limited Partner or Assignee

Except as described above under “—Limited Liability,” the common units are fully paid, and unitholders are not required to make additional contributions.

An assignee of a common unit, after executing and delivering a transfer application, but pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner with respect to allocations and distributions from the Partnership, including liquidating distributions. The Partnership’s general partner will exercise the voting rights attributable to common units owned by an assignee that has not become a substituted limited partner at the written direction of the assignee. Please read “—Meetings; Voting.” An assignee has no other rights of a limited partner. Transferees who do not execute and deliver a transfer application and certification will not be treated as assignees or as record holders of common units, and will not receive cash distributions, federal income tax allocations, or reports furnished to holders of common units. Please read “—Transfer of Common Units.”

Indemnification

Under the partnership agreement, the Partnership will indemnify the following persons in most circumstances, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

(1)the Partnership’s general partner;
(2)any departing general partner;
(3)any person who is or was an affiliate of the Partnership’s general partner or any departing general partner;
(4)any person who is or was a member, manager, partner, director, officer, fiduciary or trustee of any of the Partnership’s subsidiaries or any entity described in (1), (2) or (3) above (other than any person who is or was the Partnership’s limited partner in such person’s capacity as such);
(5)any person who is or was serving as an officer, director, member, manager, partner, fiduciary or trustee of another person at the request of the Partnership’s general partner or any departing general partner or any of their affiliates; or
(6)any person designated by the Partnership’s general partner.

Any indemnification under these provisions will only be out of the Partnership’s assets. Unless it otherwise agrees, the Partnership’s general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to the Partnership to enable the Partnership to effectuate, indemnification. The Partnership may purchase insurance against liabilities asserted against and expenses incurred by persons for the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify the person against liabilities under the partnership agreement.

Reimbursement of Expenses

The partnership agreement requires the Partnership to reimburse the Partnership’s general partner or Cheniere LNG Terminals, LLC, without duplication, for all direct expenses it incurs or payments it makes on the Partnership’s behalf and all other expenses allocable to the Partnership or its subsidiaries or otherwise incurred in connection with operating the Partnership’s business. These expenses include the fees and expenses payable by the Partnership pursuant to management services agreements. The Partnership’s general partner will determine the expenses allocable to the Partnership and its subsidiaries.

Books and Reports

The Partnership’s general partner is required to keep appropriate books and records of the Partnership’s business at the Partnership’s principal offices. The books will be maintained for financial reporting purposes on an accrual basis. The Partnership’s fiscal year is the calendar year.
The Partnership will mail or make available (by posting on the Partnership’s website or other reasonable means) to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by the Partnership’s independent public accountants. Except for the Partnership’s fourth quarter, the Partnership will also mail or make available summary financial information within 90 days after the close of each quarter.

The Partnership will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. The Partnership’s ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying the Partnership with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies the Partnership with information.

Right to Inspect the Partnership’s Books and Records

The partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand and at his own expense, have furnished to him:

(1)a current list of the name and last known address of each partner;
(2)a copy of the Partnership’s tax returns;
(3)information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;
(4)copies of the partnership agreement, the Partnership’s certificate of limited partnership, related amendments and powers of attorney under which they have been executed;
(5)information regarding the status of the Partnership’s business and financial condition; and
(6)any other information regarding the Partnership’s affairs as is just and reasonable.

The Partnership’s general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which the Partnership’s general partner believes in good faith is not in the Partnership’s best interests or that the Partnership is required by law or by agreements with third parties to keep confidential.

Registration Rights

Under the partnership agreement, the Partnership has agreed to register for resale under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws any common units or other partnership securities proposed to be sold by the Partnership’s general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of Cheniere Energy Partners GP, LLC as the Partnership’s general partner. The Partnership is obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between the Partnership’s general partner and its affiliates, including Cheniere and Cheniere Energy Partners LP Holdings, LLC, on the one hand, and the Partnership and the Partnership’s limited partners, on the other hand. The directors and officers of the Partnership’s general partner have fiduciary duties to manage the Partnership’s general partner in a manner beneficial to its owners. At the same time, the Partnership’s general partner has a fiduciary duty to manage the Partnership in a manner beneficial to the Partnership and the unitholders. The partnership agreement contains provisions that modify and limit the Partnership’s general partner’s fiduciary duties to the unitholders. The partnership agreement also restricts the remedies available to unitholders for actions taken that, without those limitations, might constitute breaches of fiduciary duty.

Whenever a conflict arises between the Partnership’s general partner or its affiliates, on the one hand, and the Partnership or any other partner, on the other hand, the Partnership’s general partner will resolve that conflict. The Partnership’s general partner may, but is not required to, seek the approval of such resolution from the conflicts committee of the board of directors of the Partnership’s general partner. An independent third party is not required to evaluate the fairness of the resolution.

The Partnership’s general partner will not be in breach of its obligations under the partnership agreement or its duties to the Partnership or the unitholders if the resolution of the conflict is:

•approved by a majority of the conflicts committee, although the Partnership’s general partner is not obligated to seek such approval;
•approved by the vote of a majority of the outstanding common units, excluding any units owned by the Partnership’s general partner or any of its affiliates;
•on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties; or
•fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to the Partnership.

If the Partnership’s general partner seeks approval from the conflicts committee or does not seek approval from the conflicts committee and the board of directors of the Partnership’s general partner determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then, in each case, it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the Partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in the partnership agreement, the Partnership’s general partner or the conflicts committee may consider any factors that it determines in good faith to consider when resolving a conflict. When the partnership agreement requires someone to act in good faith, it requires that person to believe that he is acting in the best interests of the partnership.

Fiduciary Duties

The Partnership’s general partner is accountable to the Partnership and the unitholders as a fiduciary. Fiduciary duties owed to unitholders by the Partnership’s general partner are prescribed by law and the partnership agreement. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by a general partner to limited partners and the Partnership.

The partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by the Partnership’s general partner. The Partnership has adopted these provisions to allow the Partnership’s general partner or its affiliates to engage in transactions with the Partnership that otherwise would be prohibited by state law fiduciary standards and to take into account the interests of other parties in addition to the Partnership’s interests when resolving conflicts of interest. The Partnership believes this is appropriate and necessary because the board of directors of the Partnership’s general partner has fiduciary duties to manage the Partnership’s general partner in a manner beneficial both to its indirect owner, Cheniere, as well as to you. Without these modifications, the Partnership’s general partner’s ability to make decisions involving conflicts of interests would be restricted. The modifications to the fiduciary standards benefit the Partnership’s general partner by enabling it to take into consideration all parties involved in the proposed action. These modifications also strengthen the ability of the Partnership’s general partner to attract and retain experienced and capable directors. These modifications represent a detriment to the common unitholders because they restrict the remedies available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permit the Partnership’s general partner to take into account the interests of third parties in addition to the Partnership’s interests when resolving conflicted interests. The following is a summary of:

•the fiduciary duties imposed on the Partnership’s general partner by the Delaware Act;
•material modifications of these duties contained in the partnership agreement; and
•certain rights and remedies of unitholders contained in the Delaware Act.

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present unless such transaction is entirely fair to the partnership.
Partnership agreement modified standards	The partnership agreement contains provisions that waive or consent to conduct by the Partnership’s general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, Section 7.9 of the partnership agreement provides that when the Partnership’s general partner is acting in its capacity as the Partnership’s general partner, as opposed to in its individual capacity, unless another express standard is provided for in the partnership agreement it must act in “good faith” and will not be subject to any other standard under applicable law. For these purposes, the partnership agreement defines “good faith” as a belief that the determination or other action is in the best interest of the partnership. In addition, when the Partnership’s general partner is acting in its individual capacity, as opposed to in its capacity as the Partnership’s general partner, it may act without any fiduciary obligation to the Partnership or the unitholders whatsoever. These standards reduce the obligations to which the Partnership’s general partner would otherwise be held.

The partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by a majority of the conflicts committee of the board of directors of the Partnership’s general partner must be:

•on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties; or
•fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership).

If the Partnership’s general partner does not seek approval from the conflicts committee and the board of directors of the Partnership’s general partner determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the board of directors, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the Partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which the Partnership’s general partner would otherwise be held.

The partnership agreement provides that the Partnership’s general partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers, and any act taken or omitted to be taken by the Partnership’s general partner in reliance upon the advice or opinion of such consultants and advisers as to matters that the Partnership’s general partner reasonably believes to be within such person’s professional or expert competence will be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion. In addition, the partnership agreement provides that the Partnership’s general partner is fully protected from liability to the Partnership, its partners or other persons bound to the partnership agreement for such reliance made in good faith. These standards reduce the obligations to which the Partnership’s general partner would otherwise be held and limit the remedies available to the Partnership’s limited partners when the Partnership takes or omits to take actions in reliance on the advice or opinions of experts.

In addition to the other more specific provisions limiting the obligations of the Partnership’s general partner, the partnership agreement further provides that the Partnership’s general partner, its affiliates and their officers and directors will not be liable for monetary damages to the Partnership or the Partnership’s limited partners for any acts or omissions, unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the Partnership’s general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the indemnitee’s conduct was criminal.

Rights and remedies of unitholders	The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties or of the partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of itself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

In order to become one of the Partnership’s limited partners, a unitholder is required to agree to be bound by the provisions in the partnership agreement, including the provisions discussed above. Please read “Description of the Common Units—Transfer of Common Units.” This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign the partnership agreement does not render the partnership agreement unenforceable against that person.

Under the partnership agreement, the Partnership must indemnify the Partnership’s general partner and its officers, directors and members, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by the Partnership’s general partner or these other persons. The Partnership must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. The Partnership also must provide this indemnification for criminal proceedings unless the Partnership’s general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, the Partnership’s general partner could be indemnified for its negligent acts if it meets the requirements set forth above.